Exhibit 1.01

Colgate-Palmolive Company
Conflict Minerals Report
for the Year Ended December 31, 2015

This Conflict Minerals Report for the year ended December 31, 2015 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 relating to “conflict minerals” (the “Rule”). For purposes of the Rule, “conflict minerals” are limited to cassiterite, columbite-tantalite, wolframite and gold, including their derivatives, which are limited to tin, tantalum and tungsten.

Introduction

Colgate-Palmolive Company (the “Company”) is a leading consumer products company whose products are marketed in over 200 countries and territories throughout the world. As a result of the Company’s global operations, its supply chain sources materials, finished products and services globally and from a large number of suppliers worldwide. The Company does not typically source any minerals, including conflict minerals, directly from mines, smelters or refiners and is several supply chain levels removed from these market activities.

The Company manufactures and markets a wide array of oral care, personal care, home care and pet nutrition products. As required by the Rule, the Company has conducted a review of its products to determine whether they contain conflict minerals that are necessary to their functionality or production. Only a small number of the Company’s products were determined to contain necessary conflict minerals. The Company determined that necessary conflict minerals were contained in components of its electric and battery toothbrushes.

Reasonable Country of Origin Inquiry

As required by the Rule, the Company conducted a reasonable country of origin inquiry into its supply chain to determine whether any of the conflict minerals contained in its products originated in the Democratic Republic of Congo or adjoining countries (collectively, the “Covered Countries”).

Supplier Survey

The Company identified its materials and products that contain necessary conflict minerals by reviewing its reasonable country of origin inquiry survey results from the prior year, searching its product formula database and interviewing internal product ingredient experts. The Company requested that each of the suppliers of these materials and/or products complete the Conflict Minerals Reporting Template developed by the Conflict-Free Sourcing Initiative (“CFSI”). Responses were reviewed for consistency and completeness, and follow-up inquiries were conducted if necessary. The results of the supplier survey were discussed with members of senior management.

Results of Survey

The Company received responses from 100% of the surveyed suppliers. Certain of the surveyed suppliers indicated that they sourced conflict minerals from a smelter that sources from the Covered

Countries but is considered “compliant” under the CFSI’s Conflict-Free Smelter Program (the “CFSP”) assessment protocols as of May 4, 2016, meaning it either had a currently valid audit or a reaudit in progress. None of the other suppliers indicated that the smelters in their supply chain source conflict minerals from the Covered Countries. However, one of the suppliers indicated that it had not received data or information from all of its relevant suppliers. As of May 4, 2016, all but one of the smelters reported to us were considered “compliant” under the CFSP assessment protocols. As of May 4, 2016, the remaining smelter was considered “active” under the CFSP assessment protocols, meaning it had either committed to undergo a CFSP audit or was participating in one of the two cross-recognized certification programs, the LBMA Responsible Gold Certification or the Responsible Jewellery Program Chain-of-Custody Certification.

Due Diligence Process

The Company has exercised due diligence on its supply chain, with the goal of determining that the necessary conflict minerals contained in its products did not directly or indirectly finance or benefit armed groups in the Covered Countries. The Company designed its due diligence process to comply in all substantive respects to the framework set forth in the Organization for Economic Cooperation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Framework”).

The Company performed the following due diligence steps:

(1)	Establish strong company management systems
•	The Company has adopted a conflict minerals policy, which includes information on how to contact the Company for further information and/or to report concerns. The policy is available in the “Sustainability” section of the Company’s website at http://www.colgatepalmolive.com.
•	The Company has incorporated its conflict minerals policy into its Third Party Code of Conduct, which conveys the Company’s expectations regarding ethical conduct to all third parties with whom the Company does business.
•	The Company has established a team comprised of employees from its procurement, legal and sustainability functions to design and implement its conflict minerals compliance efforts with senior executive level support and oversight.
•	The Company has provided background information and training on the Rule to employees involved in its conflict minerals compliance efforts.
•	The Company requested relevant suppliers to identify the smelters of the conflict minerals in their materials or products.
•	The Company requires that conflict materials documentation be retained for six years pursuant to the Company’s document retention policy.

(2)	Identify and assess risks in the supply chain
•	As described above under “Reasonable Country of Origin Inquiry,” in order to determine the mine or location of origin of the conflict minerals in the Company’s supply chain with the greatest possible specificity, the Company requested its relevant suppliers to complete the Conflict Minerals Reporting Template developed by CFSI.

•	The Company reviewed the supplier responses for inconsistent and/or incomplete responses that might indicate a potential risk.
•	The Company compared the smelters identified by its suppliers against the CFSP’s lists of compliant and active smelters.

(3)	Design and implement a strategy to respond to identified risks

The Company implemented a risk management plan designed to identify, monitor and mitigate identified risks. Elements of the plan included:

•	providing updates to senior management in the finance, supply chain and legal functions;
•	sending corrective action follow-up notices to suppliers who provided incomplete and/or inconsistent responses to the Company’s information requests;
•	informing relevant suppliers about the Company’s conflict minerals policy; and
•	encouraging suppliers who provided inconsistent or incomplete responses to improve their due diligence practices in accordance with the Company’s conflict minerals policy.

(4)	Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain

The Company does not conduct audits of smelters. The Company relies on the CFSP to audit smelters that may be in the Company’s supply chain.

(5)	Report on supply chain due diligence

This Conflict Minerals Report and the Company’s Specialized Disclosure Report (Form SD) are available in the “For Investors” section of the Company’s website at http://www.colgatepalmolive.com. The reference to the Company’s website is provided for convenience only, and its contents are not incorporated by reference into this Conflict Minerals Report nor deemed filed with the U.S. Securities and Exchange Commission.

Smelters

Attached as an Annex to this Conflict Minerals Report is an aggregated list of the smelters reported to the Company by its suppliers of conflict minerals. Some of the suppliers that provided this information did so either on a company or division level, and not in relation to specific products. Therefore, the Company is unable to determine whether many of these smelters are actually in the Company’s supply chain.

Ongoing Risk Mitigation Efforts

The Company is implementing an ongoing risk mitigation plan that is intended to strengthen its supply chain due diligence capability and traceability with respect to conflict minerals and reduce the risk that the sourcing of any conflict minerals benefits armed groups in the Covered Countries. The Company’s ongoing risk mitigation efforts are expected to include:

•	continuing to work to incorporate supplier contract language and/or terms and conditions that will require relevant suppliers to cooperate with the Company’s conflict minerals compliance efforts; and
•	continuing to engage with the Company’s suppliers to further enhance their due diligence processes.

Cautionary Statement on Forward-Looking Statements

This Conflict Minerals Report, including the description of the Company’s ongoing risk mitigation efforts, contains forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements are made on the basis of the Company’s views and expectations as of this time and the Company undertakes no obligation to update these statements except as required by law. The Company cautions investors that such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements due to factors such as the implementation of satisfactory traceability and other compliance measures by the Company’s direct and indirect suppliers on a timely basis or at all, whether smelters and refiners and other market participants responsibly source conflict minerals, internal and external resource restraints, and political and regulatory developments, whether in the Covered Countries, the United States or elsewhere.

Annex

Smelters

Metal	Smelter Name	CFSI Smelter ID	Smelter Location	CFSP Status(1)
Tin	Yunnan Tin Group (Holding) Company Limited	CID002180	China	Compliant
Tin	Malaysia Smelting Corporation (MSC)	CID001105	Malaysia	Compliant
Tin	Minsur	CID001182	Peru	Compliant
Tin	Mineração Taboca S.A.	CID001173	Brazil	Compliant
Tin	Cooperativa Metalurgica de Rondônia Ltda.	CID000295	Brazil	Compliant
Tin	Thaisarco	CID001898	Thailand	Compliant
Tin	PT Mitra Stania Prima	CID001453	Indonesia	Compliant
Tin	China Tin Group Co., Ltd.	CID001070	China	Compliant
Tin	PT Timah (Persero) Tbk Mentok	CID001482	Indonesia	Compliant
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CID002158	China	Active
Tantalum	Duoluoshan	CID000410	China	Compliant
Tantalum	Global Advanced Metals Aizu	CID002558	Japan	Compliant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CID001277	China	Compliant
Tantalum	ULBA	CID001969	Kazakhstan	Compliant
Tungsten	Xiamen Tungsten Co., Ltd.	CID002082	China	Compliant

(1)	Smelters identified as “Compliant” are compliant with the CFSP assessment protocols (as of May 4, 2016) and include (i) smelters with currently valid audits and (ii) smelters with reaudits in progress.

Smelters identified as “Active” have committed to undergo a CFSP audit or are participating in one of the two cross-recognized certification programs, the LBMA Responsible Gold Certification or the Responsible Jewellery Program Chain-of-Custody Certification (as of May 4, 2016).